Exhibit 23.1

SRCO, C.P.A., Professional Corporation Certified Public Accountants
646 N French Road, Unit 6
Amherst, NY, 14228 U.S.A.
Tel: 416 428 1391 & 416 671 7292
Fax: 905 882 9580
Email: info@srco.ca www.srco.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated May 13, 2026, on the consolidated financial statements of Etoiles Capital Group Co., Ltd and its subsidiaries (the Company) comprising the consolidated statement of financial position as of December 31, 2025, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2025 and related notes which is incorporated by reference in this Registration Statement on Form S-4.

We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

SRCO, C.P.A., Professional Corporation

CERTIFIED PUBLIC ACCOUNTANTS

Amherst, NY

September 1, 2026